ARTICLES OF AMENDMENT
                      TO ARTICLES OF INCORPORATION
                     OF TRAFFIC ENGINE HOLDINGS, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Statutes, Traffic Engine Holdings, Inc., a Florida Corporation, does hereby amend its Articles of Incorporation.

1. The name of the corporation whose Articles of Incorporation are being amended by these Articles of Amendment is Traffic Engine
Holdings, Inc., a Florida corporation.

2.  Article I of the Articles of Incorporation of Traffic Engine
Holdings, Inc., a Florida corporation, is hereby deleted in its entirety, and the following Article I is hereby inserted in its place:

                        ARTICLE I CORPORATE NAME
       The name of this corporation is: Syndeos Group, Inc.

3. The amendment to the Articles of Incorporation of Traffic Engine Holdings, Inc., a Florida corporation, set forth in paragraph 2 above was duly adopted by the directors of the corporation as of December 10, 2001 and by the shareholders of the corporation as of December 10, 2001 pursuant to the provisions of Section 607.0704 of the Florida Statutes.

4. The only voting group entitled to vote on the amendment to the Articles of Incorporation of Traffic Engine Holdings, Inc., a Florida corporation, set forth in paragraph 2 above was the holders of shares of Common Stock of the corporation. The number of votes cast in favor of such amendment by the members of such voting group was sufficient for approval by that voting group.

IN WITNESS WHEREOF;, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on the 10th day of December, 2001.

TRAFFIC ENGINE HOLDINGS, INC.

By


/s/ Joseph Sineno, Jr.
------------------------
Joseph Sineno, Jr.
 President